Exhibit 99.2

NEWS CORPORATION

SUPPLEMENTAL QUARTERLY DATA

FOR THE YEAR ENDED JUNE 30, 2004

(IN MILLIONS)

News Corporation is filing in this Current Report on Form 8-K its financial results for the quarters ended September 30, 2003, December 31, 2003, March 31, 2004 and June 30, 2004 in accordance with United States generally accepted accounting principles (“GAAP”).

This information is provided solely for the convenience of our shareholders and should be read in conjunction with the audited consolidated financial statements and notes thereto included in this Current Report on Form 8-K. Certain quarterly amounts have been reclassified to conform to fiscal year ended June 30, 2004 presentation.

NEWS CORPORATION

SUPPLEMENTAL QUARTERLY DATA

FOR THE YEAR ENDED JUNE 30, 2004

(IN MILLIONS)

	(UNAUDITED)
	For the three months ended				Year ended
Consolidated data:	September 30, 2003	December 31, 2003	March 31, 2004	June 30, 2004	June 30, 2004
Revenues	$4,615	$5,553	$5,164	$5,470	$20,802
Expenses:
Operating	3,017	3,867	3,384	3,674	13,942
Selling, general and administrative	792	771	816	985	3,364
Depreciation and amortization	134	145	149	137	565

Operating income	672	770	815	674	2,931

Other (Expense) Income:
Interest expense, net	(133)	(131)	(136)	(132)	(532)
Equity earnings (losses) of affiliates, net	48	(31)	71	82	170
Other, net	206	(186)	14	152	186

Income before income tax expense and minority interest in subsidiaries	793	422	764	776	2,755
Income tax expense	(282)	(161)	(282)	(289)	(1,014)
Minority interest in subsidiaries, net of tax	(56)	(46)	(48)	(58)	(208)

Net income	$455	$215	$434	$429	$1,533

Segment data:
Revenues:
Filmed Entertainment	$1,248	$1,377	$1,184	$1,378	$5,187
Television	1,011	1,555	1,182	1,279	5,027
Cable Network Programming	596	565	580	668	2,409
Direct Broadcast Satellite Television	264	421	494	486	1,665
Magazines & Inserts	222	229	278	250	979
Newspapers	739	858	914	914	3,425
Book Publishing	347	341	321	267	1,276
Other	188	207	211	228	834

Total revenues	$4,615	$5,553	$5,164	$5,470	$20,802

Operating income (loss):
Filmed Entertainment	$332	$260	$218	$95	$905
Television	180	159	260	351	950
Cable Network Programming	102	155	111	120	488
Direct Broadcast Satellite Television	(123)	(104)	(24)	(26)	(277)
Magazines & Inserts	58	63	84	66	271
Newspapers	102	170	176	117	565
Book Publishing	59	57	36	5	157
Other	(38)	10	(46)	(54)	(128)

Total operating income	$672	$770	$815	$674	$2,931